Member News

12-46
October 30, 2012

TO: All Members

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $33.0 million for third quarter compared to $11.9 million for same period in 2011

•	Ninth consecutive partial repurchase of excess capital stock

•	Fourth consecutive dividend, increased to 0.43 percent annualized from 0.10 percent annualized

Please see the news release for additional detail on our unaudited financial results for third quarter.

Excess Capital Stock Repurchase
We will repurchase $300 million in excess capital stock tomorrow, October 31, up from $200 million repurchased last quarter. The amount of excess capital stock to be repurchased from any one member will be the lesser of a uniform “repurchase percentage” applied to each member’s total capital stock, or the member’s amount of excess capital stock. Using member capital stock amounts from close of business today, we will calculate the repurchase percentage and the amount of excess capital stock. Your capital stock repurchase amount will be credited to your demand deposit account (DDA) tomorrow, Wednesday, October 31, 2012.

Dividend Payment
The dividend will be calculated on stockholders’ average capital stock held during the period July 1 to September 30, 2012 and will also be credited to members’ DDAs tomorrow.

Tomorrow’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward, nor does the dividend payment signal that similar declarations will be forthcoming. We will continue to monitor the condition of our private-label mortgage-backed securities portfolio, our overall financial performance, retained earnings position, our market value to capital stock ratio, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of excess capital stock repurchases or dividends in future quarters.

As a reminder, our quarterly conference call is scheduled for Friday, November 2, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer